  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1997

                                                REGISTRATION NO. 333-26103
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             MCKESSON CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                       94-3207296
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

                                MCKESSON PLAZA
                               ONE POST STREET
                       SAN FRANCISCO, CALIFORNIA 94104
                                (415) 983-8300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             NANCY A. MILLER
                    VICE PRESIDENT AND CORPORATE SECRETARY
                             MCKESSON CORPORATION
                                MCKESSON PLAZA
                               ONE POST STREET
                       SAN FRANCISCO, CALIFORNIA 94104
                                (415) 983-8300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ---------------

                                   COPY TO:

                GREGG A. NOEL                                 IVAN D. MEYERSON
  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                  MCKESSON CORPORATION
           300 SOUTH GRAND AVENUE                              MCKESSON PLAZA
        LOS ANGELES, CALIFORNIA 90071                         ONE POST STREET
               (213) 687-5000                         SAN FRANCISCO, CALIFORNIA 94104
                                                               (415) 983-8300

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    From time to time after this Registration Statement becomes effective.

                               ---------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b), under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               (SUBJECT TO COMPLETION, DATED JUNE 9, 1997)

PROSPECTUS
----------
                                2,791,738 SHARES

                              MCKESSON CORPORATION

                                  COMMON STOCK

                                  -----------

  This Prospectus relates to 2,791,738 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of McKesson Corporation, a Delaware corporation ("McKesson" or the "Company"), which may be offered by the selling stockholders named herein (the "Selling Stockholders") from time to time. The Company will receive no part of the proceeds from sales of the Shares offered hereby.

  The Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Exchange (the "PE") under the trading symbol "MCK." On June 9, 1997, the closing price of the Common Stock on the NYSE was $77 3/8 per share.

  The Shares will be sold either directly by the Selling Stockholders or through underwriters, brokers, dealers, or agents. At the time any particular offer of Shares is made, if and to the extent required, the specific number of Shares offered, the offering price, and the other terms of the offering, including the names of any underwriters, brokers, dealers or agents involved in the offering and the compensation, if any, of such underwriters, brokers, dealers or agents, will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any Prospectus Supplement delivered herewith.

  Unless this Prospectus is accompanied by a Prospectus Supplement stating otherwise, offers and sales may be made pursuant to this Prospectus only in ordinary broker's transactions made on the NYSE or PE in transactions involving ordinary and customary brokerage commissions.

  The Company will pay certain expenses in connection with offers and sales of the Shares pursuant to this Prospectus.

                                  -----------

 SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN INFORMATION RELEVANT TO AN
                           INVESTMENT IN THE SHARES.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

                  The date of this Prospectus is      , 1997.

                             AVAILABLE INFORMATION

  This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference hereby is made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement herein is qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the public reference facilities of the regional offices in Chicago and New York. The addresses of these regional offices are as follows: 500 West Madison Street, Suite 1400, Chicago, Illinois 66061, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange, Inc. at 301 Pine Street, San Francisco, California 94104 and 233 South Beaudry Avenue, Los Angeles, California 90012. The Company's Common Stock is listed on both exchanges. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There are hereby incorporated by reference in this Prospectus the following documents previously filed or to be filed by the Company with the Commission pursuant to the Exchange Act:

  1. Annual Report on Form 10-K for the fiscal year ended March 31, 1996, as amended by Amendment No. 1 on Form 10-K/A, filed on February 13, 1997 to reflect Armor All (as defined herein) and Millbrook (as defined herein) as discontinued operations.

  2. Quarterly Reports on Form 10-Q for the quarters ended (i) June 30, 1996 (as amended by Amendment No. 1 on Form 10-Q/A, filed on February 13, 1997 to reflect Armor All and Millbrook as discontinued operations; and as further amended by Amendment No. 2 on Form 10-Q/A, filed on June 6, 1997 to reflect in the first quarter ended June 30, 1996, the $48.2 million charge to write off the portion of the purchase price of Automated Healthcare, Inc. allocated to technology for which feasibility had not been established as of the acquisition date. Such charge was recorded in the third quarter ended December 31, 1996 in the originally filed financial statements (the "AHI Amendment");
(ii) September 30, 1996 (as amended by Amendment No. 1 on Form 10-Q/A, filed on February 13, 1997 to reflect Armor All and Millbrook as discontinued operations; and as further amended by Amendment No. 2 on Form 10-Q/A, filed on June 6, 1997 to reflect the AHI Amendment; and (iii) December 31, 1996 (as amended by Amendment No. 1 on Form 10-Q/A, filed on June 6, 1997 to reflect the AHI Amendment).

  3. Current Reports on Form 8-K dated April 8, 1996, April 30, 1996, October 9, 1996 (as amended by Amendment No. 1 on Form 8-K/A filed December 20, 1996, excluding Exhibit 99 thereto), November 22, 1996 (as amended by Amendment No. 1 on Form 8-K/A, filed on January 21, 1997 as further amended by Amendment No. 2 on Form 8-K/A, filed on April 28, 1997), December 10, 1996, January 13, 1997, February 5, 1997, February 12, 1997, February 24, 1997 and April 7, 1997.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents shall be directed to Nancy A. Miller, Vice President and Corporate Secretary, McKesson Corporation, McKesson Plaza, One Post Street, San Francisco, California 94104 (telephone number (415) 983-
8301).

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain of the matters discussed under the captions "Risk Factors," "Financial Review," "The Company" and elsewhere in this Prospectus or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of McKesson to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such statements. McKesson also undertakes no obligation to update these forward-looking statements.

                                 RISK FACTORS

  Risks Generally Associated with Acquisitions. An element of the Company's growth strategy is to pursue strategic acquisitions that either expand or complement the Company's business. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations from other business concerns, difficulties in the integration of operations and systems, the assimilation and retention of the personnel of the acquired companies, challenges in retaining the acquired businesses' customers and potential adverse short-term effects on the Company's operating results. In addition, the Company may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to the Company, if at all. The inability of the Company to successfully finance, complete and integrate strategic acquisitions in a timely manner could have an adverse impact on the Company's results of operations and its ability to effect a portion of its growth strategy.

  Changing United States Healthcare Environment. In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare, consolidation of pharmaceutical and medical/surgical supply distributors and the development of large, sophisticated purchasing groups. The Company cannot predict whether any healthcare reform efforts will be enacted and what effect or to what extent any such reforms may have on the Company, its practices and products or its customers and suppliers. Changes in governmental support of healthcare services, the method by which such services are delivered, the prices for such services or other legislation or regulations governing such services or mandated benefits may have a material adverse effect on the Company's results of operations.

                                  THE COMPANY

  McKesson is the largest health care supply management company in North America. The Company also develops and manages innovative marketing programs for drug manufacturers and, through McKesson Water Products Company, processes and markets pure drinking water.

  The Company's objective is to become the world leader in health care supply and comprehensive pharmaceutical management across the entire supply chain, from manufacturer to patient. In pursuit of this goal, the Company has completed a number of acquisitions in its core health care business. Since late 1995, the Company has acquired General Medical Inc. ("General Medical"), a leading distributor of medical and surgical supplies to the acute care, physician care and extended care markets, the drug distribution business of FoxMeyer Corporation ("FoxMeyer"), Automated Healthcare, Inc. ("AHI"), a manufacturer of automated drug dispensing equipment for hospitals, and Ogden BioServices Corporation (now "McKesson Bioservices Corporation"), a provider of support services to government and commercial organizations engaged in drug research and development.

  The Company conducts its operations through two operating business segments which generated annual sales in fiscal 1996 of $9.95 billion, approximately 97% of which were generated by the Health Care Services segment and approximately 3% of which were generated primarily by McKesson's Water Products (as hereinafter defined) business. In fiscal 1996, operating profits for the Health Care Services business and the Water Products business were $206.1 million and $39.6 million, respectively.

  The principal executive offices of the Company are located at McKesson Plaza, One Post Street, San Francisco, California 94104, and the telephone number is (415) 983-8300.

RECENT ACQUISITIONS AND DISPOSITIONS

  McKesson has recently undertaken several initiatives to further focus the Company on its core health care business:

  . In March 1997, McKesson disposed of Millbrook Distribution Services Inc. ("Millbrook") for an amount on an after-tax basis which approximates Millbrook's book value. Millbrook is reflected as a discontinued operation in the Company's financial statements. Millbrook is engaged in distributing health and beauty care products, general merchandise, and specialty foods to retail stores.

  . In February 1997, McKesson acquired General Medical, the largest multi-market distributor of medical and surgical supplies, for $775 million.

  . In December 1996, the Company disposed of its 55% equity interest in Armor All Products Corporation ("Armor All"), a non-health care business.

  . In November 1996, the Company acquired FoxMeyer out of bankruptcy for approximately $600 million.

  . In April 1996, the Company acquired AHI, a business that specializes in centralized robotic pharmaceutical dispensing systems for hospitals, for $65 million.

  . In December 1995, the Company acquired McKesson Bioservices Corporation, a business that provides product marketing and support services for the pharmaceutical industry, for approximately $20 million.

MCKESSON HEALTH CARE SERVICES

  Through its Health Care Services segment, the Company is the largest distributor of ethical and proprietary drugs and health and beauty care products in North America, generating approximately 84% of the Company's operating profits from continuing operations in fiscal 1996. The Company is the market leader in its core U.S. drug distribution business. U.S. health care operations also include Healthcare Delivery Systems, Inc. ("HDS") and McKesson Bioservices Corporation, through which the Company provides marketing and other support services to drug manufacturers, AHI, a business that specializes in automated pharmaceutical dispensing systems for hospitals, and Zee Medical, Inc., a distributor of first-aid products and supplies to industrial and commercial customers. International operations include Medis Health and Pharmaceutical Services Inc., a wholly-owned subsidiary and the largest drug distributor in Canada, and the Company's 22.7% equity interest in Nadro, S.A. de C.V., the largest drug distributor in Mexico.

  The Company's domestic distribution operations supply drugs and health and beauty care products to independent and chain drug stores, hospitals, alternate-site facilities, food stores and mass merchandisers in all

50 states. Using the names "Economost" and "Econolink" and a number of related service marks, the Company has promoted electronic order entry systems and a wide range of computerized merchandising and asset management services for drug retailers and hospitals. The Company also supplies computer-based practice management systems to drug retailers. The Company believes that its financial strength, purchasing leverage, nationwide network of distribution centers, and advanced logistics and information technologies provide competitive advantages to its drug distribution operations. For example, the Company uses Acumax(R), a computerized bar-code scanning system, to track items in its warehouses. Acumax enables the Company to achieve order filling and inventory accuracy levels of more than 99%, ensuring that the right product arrives at the right time and place for both the Company's customers and their patients.

  Health Care Services serves three primary customer segments: retail independent pharmacies, retail chains and institutional providers (including hospitals, health care facilities and pharmacy service operators) which represented approximately 41%, 30%, and 21%, respectively, of U.S. Health Care Services revenues for fiscal 1996. A fourth customer category is pharmaceutical manufacturers, which is managed by McKesson's Pharmaceutical and Retail Services Business group.

    INDEPENDENT PHARMACIES. In addition to distribution services, the Company provides value added services to independent retail pharmacies through management information systems, including inventory management, electronic billing, current pricing and other financial management offerings. In February 1996, McKesson launched the OmniLinkSM centralized pharmacy technology platform and the associated CareMaxSM network of independent pharmacies. The combined offering links independent pharmacies, creating a "virtual chain" for contracting with pharmaceutical suppliers and managed care organizations. As of December 31, 1996, OmniLink had been installed in over 1,600 pharmacies.

    OmniLink offers pharmacies streamlined transaction processing through OmniLink's connectivity with managed care organizations, while promoting compliance with managed care formularies and appropriate reimbursement from managed care plans. The service also improves cash flow for pharmacies and enhances pharmacy revenues through programs such as 24-hour advanced funding of third-party reimbursements, prescription refill reminders, patient direct marketing and distribution of coupons and samples for over-the-counter products.

    The Company currently has two pharmacy programs for independent pharmacies--Valu-Rite(R), a voluntary cooperative program, and Health Mart(R), a franchise program. Through Valu-Rite, the Company provides its independent U.S. retail drug store customers with a common marketing identity, group advertising, purchasing programs, promotional merchandise and access to a pharmacy provider network. At December 31, 1996, over 5,200 stores were participating in the Valu-Rite program. Through Health Mart, acquired as part of FoxMeyer, the Company provides its community pharmacists with a franchise program. Currently, Health Mart has approximately 700 franchisees. Together, Valu-Rite and Health Mart pharmacies comprise approximately 20% of the nation's independent retail pharmacies.

    RETAIL CHAINS. Retail drug chains do business with the Company in three ways: primary sourcing, secondary sourcing and dock-to-dock (warehousing). In primary sourcing, a chain depends on the Company to supply its logistics, warehousing and contract administration functions, much as the Company performs primary distribution for all other retail customers. In secondary sourcing, the Company "backs up" the chains' own warehouses with deliveries on an as-needed basis. In dock-to-dock, the Company transfers large-quantity (bulk) shipments from manufacturers to chains and provides billing services.

    INSTITUTIONAL BUSINESS. The Company, through its McKesson Health Systems unit, provides drug distribution services, and related logistics and management information systems support, to the institutional market, which includes hospitals, alternate-sites and integrated health networks. The acquisition of FoxMeyer strengthened the Company's position in the institutional marketplace. Similarly, the completion of the acquisition of General Medical further enhances the Company's competitiveness, particularly in the fast-growing alternate-site segment.

    MANUFACTURERS. Pharmaceutical and Retail Services develops innovative marketing and distribution services to build and sustain sales for manufacturers' pharmaceutical products. Through its HDS unit, this group operates integrated systems for specialized delivery of biotech and other high-cost pharmaceutical therapies. These systems manage manufacturer cost and information requirements through financial assistance programs for patients, reimbursement support and patient advocacy programs, product hot-lines, pharmacy-based sampling and physician and patient information programs. These services are also provided to manufacturers on a stand-alone basis outside of integrated service systems. Through McKesson Bioservices Corporation, this group also provides support services to commercial, non-profit and governmental organizations engaged in drug development and biomedical research including biological repository management, clinical trials support and regulatory process management services.

    McKesson also provides a key service to drug manufacturers with McKesson Select GenericsSM, an enhancement of the Company's Multi-Source Complete(R) generic drug program which was launched in May 1996. Through the Select Generics program, retail customers have access to a broad line of over 1,300 generic items, and single suppliers are chosen for each item, thereby offering to manufacturers the advantage of exclusivity and compliance.

GENERAL MEDICAL ACQUISITION

  On February 21, 1997, McKesson acquired General Medical for approximately $775 million, including $347 million for the equity, half in the Company's Common Stock and half in cash, and the assumption of approximately $428 million in debt. The acquisition of General Medical extends the Company's product line to include medical and surgical supplies in addition to the drugs and health and beauty care products it currently distributes. The combination of McKesson and General Medical creates a strong force to address the increasingly complex clinical supply needs of physicians, extended-care facilities and integrated health care networks.

  General Medical is the nation's leading supplier of medical-surgical supplies to the full range of alternate-site health care facilities, including physicians and clinics (primary care), long-term care and home-care sites (extended care), and is the third largest distributor of medical-surgical supplies to hospitals. In the year ended December 31, 1995, General Medical had revenues of approximately $1.5 billion, of which 58% were derived from the acute care market, 31% from primary care and 11% from extended care. In addition to marketing to each market segment separately, General Medical emphasizes sales to these three market segments through integrated health care networks which operate health care facilities across the market spectrum.

  General Medical distributes a broad array of products, comprising approximately 130,000 products supplied by over 4,000 medical and surgical product manufacturers, through a 700-person sales force to more than 200,000 care providers nationwide, including 500 account managers calling on physicians. Additionally, General Medical offers a variety of value-added services to its customers, particularly in the area of cost containment and inventory management. The acquisition of General Medical is a major step forward in solidifying the Company's position as the world leader in health care supply management.

FOXMEYER ACQUISITION

  Prior to its acquisition by the Company, FoxMeyer's drug distribution business was the fourth largest in the United States. The acquisition of FoxMeyer pairs the Company's financial capabilities and information technology expertise with the substantial customer base of FoxMeyer and strengthens the Company's position in all three customer segments (health care institutions, retail independents and retail chains). The acquisition also gives the Company access to new customers and opportunities for consolidation economics, particularly cost reduction and distribution network reconfiguration.

MCKESSON WATER PRODUCTS COMPANY

  McKesson Water Products Company ("Water Products") is a leading provider in the $3.4 billion bottled water industry in the United States. Except in the State of Washington, it is the largest bottled water company in the geographic markets in which it competes. In fiscal 1996, Water Products generated approximately $40 million in pretax operating profit, and its operating margin was 15%. Water Products is primarily engaged in the processing and sale of bottled drinking water delivered to more than 500,000 homes and businesses under its Sparkletts(R), Alhambra(R), and Crystal(TM) brands in California, Arizona, Nevada, Oklahoma, Washington and Texas. It also sells packaged water through retail stores in approximately 40 states.

                                USE OF PROCEEDS

  McKesson will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                             SELLING STOCKHOLDERS

  The following table sets forth certain information as of the date of this Prospectus with respect to shares of Common Stock owned by the Selling Stockholders which are covered by this Prospectus.

                                                        COMMON STOCK OWNERSHIP
                                                        PRIOR TO THE OFFERING
                                                        --------------------------
  NAME OF SELLING STOCKHOLDER                             NUMBER     PERCENTAGE
  ---------------------------                           ------------ -------------
Kelso Investment Associates IV, L.P. ..................    1,774,034      3.87%
Kelso Equity Partners II, L.P. ........................       39,910       .09%
Chase Equity Associates, L.P. .........................      294,557       .64%
John Rutledge Partners, L.P. ..........................      251,930       .55%
Princes Gate Investors, L.P. ..........................      174,404       .38%
Acorn Partnership I, L.P. .............................       20,748       .05%
PGI Investments Limited................................       20,541       .04%
PGI Sweden AB..........................................       20,541       .04%
Gregor Von Opel........................................       10,272       .02%
The Louis and Patricia Kelso Trust.....................        3,612       .01%
William A. Marquard....................................        2,890       .006%
The Frank T. Nickell IRA...............................       14,450       .03%
David M. Roderick......................................        4,335       .01%
George L. Shinn........................................        1,445       .003%
Steven B. Nielsen(1)...................................       60,885       .13%
F. DeWight Titus(1)....................................       85,293       .19%
Donald B. Garber(1)....................................       11,891       .03%

--------

(1) Excludes (i) 6000 shares of restricted Common Stock held by Steven B. Nielsen subject to possible forfeiture under McKesson's 1994 Stock Option and Restricted Stock Plan (the "1994 Plan") and (ii) options to acquire shares of Common Stock under the 1994 Plan held by Steven B. Nielsen, F. DeWight Titus and Donald B. Garber.

  The Chase Manhattan Bank, N.A., an affiliate of Chase Equity Associates, L.P., serves as trustee for the McKesson Corporation Profit-Sharing Investment Plan (the "PSIP"). As of March 31, 1997, 10,486,320 shares of Common Stock were held in the PSIP.

  Mr. Nielsen has been Chairman of the Board and Chief Executive Officer of General Medical since its formation in May 1994 and of GM Holdings, Inc., a Delaware corporation ("Holdings") and a wholly owned subsidiary of General Medical and of General Medical Corporation, a Virginia corporation ("GMC") and a wholly owned subsidiary of Holdings since September 1993. He also served as President of GMC from December 1988 to April 1997. In addition, Mr. Nielsen has been a Vice President of the Company since March 26, 1997. Mr. Titus has been Vice Chairman and a director of General Medical, Holdings and GMC since October 1994 and has also served as Executive Vice President since February 1996. Mr. Garber has been Senior Vice President and Chief Financial Officer of General Medical since its formation in May 1994 and of Holdings and GMC since August 1989.

                         DESCRIPTION OF CAPITAL STOCK

  The description of the Company's capital stock and of certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to the Company's Restated Certificate of Incorporation (the "Certificate") and Restated By-Laws (the "By-Laws") and Delaware law, and, with respect to certain rights of holders of shares of Common Stock, the Rights Agreement (as hereinafter defined). Copies of such documents have been filed with the Commission.

  As of the date hereof, the capital stock of McKesson consists of 200,000,000 authorized shares of Common Stock and 100,000,000 authorized shares of series preferred stock.

COMMON STOCK

  As of March 31, 1997, there were 45,784,949 shares of Common Stock issued and outstanding. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the McKesson Board of Directors (the "Board") may from time to time determine. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of McKesson. Upon liquidation, dissolution or winding up of McKesson, the holders of Common Stock are entitled to receive the assets of McKesson, which are legally available for distribution, after payment of all debts, other liabilities and any liquidation preferences of outstanding preferred stock. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

  In February 1997, McKesson Financing Trust issued an aggregate of 4,123,720 5% Trust Securities (each, a "Trust Security" and collectively, the "Trust Securities"). Each Trust Security is convertible into Common Stock at any time beginning May 21, 1997 and prior to the close of business on the business day prior to June 1, 2027 (or prior to the date of redemption of the Trust Security), at the option of the holder, at the rate of .6709 shares of Common Stock for each Trust Security (equivalent to a conversion price of $74.53 per share of Common Stock), subject to adjustment in certain circumstances.

SERIES PREFERRED STOCK

  As of March 31, 1997, there were no shares of series preferred stock issued and outstanding. The Board is authorized to issue series preferred stock in classes or series and to fix the designations, preferences, qualifications, limitations, or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Certificate and By-Laws of McKesson contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Pursuant to the Certificate, the Board is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of any class or series of capital stock of the Company entitled to vote generally in the election of directors. Vacancies and newly created directorships on the Board may be filled only by a majority of the remaining directors or by the plurality vote of the stockholders.

  The Certificate also provides that any action required or permitted to be taken by the holders of Common Stock may be effected only at an annual or special meeting of such holders, and that stockholders may act in lieu of such meetings only by unanimous written consent. The By-Laws provide that special meetings of holders of Common Stock may be called only by the Chairman or the President of the Company or the Board. Holders of Common Stock are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

  The By-Laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 nor more than 90 days prior to the date of the annual meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

  The Certificate also provides that certain provisions of the By-Laws may only be amended by the affirmative vote of the holders of 75% of the shares of the Company outstanding and entitled to vote. The Certificate also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of 80% of the voting stock of the Company and two-thirds of the voting stock other than voting stock held by an interested stockholder shall be necessary to approve certain business combinations proposed by an interested stockholder.

  The foregoing summary is qualified in its entirety by the provisions of the Certificate and By-Laws, copies of which have been filed with the Commission.

RIGHTS PLAN

  Pursuant to the Company's Rights Agreement (as defined below), the Board declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock to stockholders of record of the Company at November 1, 1994 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") at a purchase price of $100 per unit. The terms of the Rights are set forth in a Rights Agreement between the Company and a Rights Agent (the "Rights Agreement"), a copy of which is filed with the Commission. The following summary outlines certain provisions of the Rights Agreement and is qualified by reference to the full text of the form of the Rights Agreement.

  The Rights are attached to all Common Stock certificates representing shares outstanding at the Record Date and shares issued between the Record Date and the Distribution Date (as hereinafter defined), and no separate rights certificates (the "Rights Certificates") have been distributed. The Rights will separate from the Common Stock, separate Rights Certificates will be issued and a distribution date (the "Distribution Date") will occur upon the earlier to occur of (i) ten business days following the date of a public announcement that there is an Acquiring Person (as defined below) (such date, the "Stock Acquisition Date"), (ii) ten business days following commencement of a tender or exchange offer that would result in the offeror beneficially owning 15% or more of the Common Stock or (iii) ten business days after the Board determines that the ownership of 10% or more of the Company's outstanding Common Stock by a person is (A) intended to cause the Company to repurchase the Common Stock beneficially owned by such person or (B) is causing, or is reasonably likely to cause, a material adverse impact on the Company.

  The term "Acquiring Person" means any person who, together with affiliates and associates, acquires beneficial ownership of shares of Common Stock representing 15% or more of the Common Stock, but shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan.

  In the event that a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a calculated value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person and certain related persons and transferees will be null and void. However, Rights are not exercisable following the occurrence of such event until such time as the Rights are no longer redeemable as set forth below.

  The Rights expire on September 14, 2004, unless redeemed earlier by the Board.

  At any time prior to the tenth day following the Stock Acquisition Date, the Company may redeem the Rights, in whole, but not in part, at a price of $.01 per Right.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends.

  In general, the Rights Agreement may be amended by the Board (i) prior to the Distribution Date in any manner, and (ii) on or after the Distribution Date in certain respects including (a) to shorten or lengthen any time period and (b) in a manner not adverse to the interests of Rights holders. However, amendments extending the redemption period must be made while the Rights are still redeemable.

  The Rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board, since the Board may redeem the Rights as provided above.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

  The Company is subject to the "business combination" statute of the Delaware General Corporation Law (Section 203). In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) such transaction is approved by the board of directors prior to the date the interested stockholder obtains such status, (ii) upon consummation of such transaction, the "interested stockholder" beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  The Company's authorized but unissued shares of Common Stock and series preferred stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

  The issuance of series preferred stock could have the effect of delaying or preventing a change in control of the Company. The issuance of series preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

  One of the effects of the existence of unissued and unreserved Common Stock or series preferred stock may be to enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

  The Company plans to issue additional shares of Common Stock (i) upon the exercise of options which have been granted or which may be granted in the future to directors, officers and employees of the Company and (ii) upon conversion of the Trust Securities. The Company does not currently have any plans to issue shares of series preferred stock, although, 10,000,000 shares of Series A Preferred Stock have been designated pursuant to the Company's Rights Plan.

LIMITATION OF DIRECTORS LIABILITY

  The Certificate contains a provision that limits the liability of McKesson's directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Such limitation does not, however, affect the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the directors and officers of the Company have indemnification protection.

                             PLAN OF DISTRIBUTION

  The Selling Stockholders or their respective distributees, pledgees, donees, transferees or other successors in interest may offer Shares from time to time depending on market conditions and other factors, in one or more transactions on the NYSE, PE or other national securities exchanges on which the Shares are traded, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The Shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of Shares may involve (i) sales to underwriters who will acquire Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale,
(ii) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account, (iv) an exchange distribution in accordance with the rules of any such exchange, and (v) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event any Selling Stockholder engages an underwriter in connection with the sale of the Shares, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

  In addition, the Selling Stockholders may from time to time sell Shares in transactions under Rule 144 promulgated under the Securities Act.

  Pursuant to the Registration Rights Agreement, dated as of January 28, 1997, by and among the Company and the Selling Stockholders (the "Registration Rights Agreement"), the Company will pay all registration expenses in connection with all registrations of the Shares. The Selling Stockholders and the Company have agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act.

                                    EXPERTS

  The consolidated financial statements of McKesson and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K/A for the year ended March 31, 1996 and the consolidated financial statements of FoxMeyer Corporation for the year ended March 31, 1996 incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K/A filed with the Commission on April 28, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated herein by reference (which report dated May 13, 1996 (December 31, 1996 as to Notes 8 and 17) on the Company's consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company's method of accounting for post employment benefits to conform with Statement of Financial Accounting Standards No. 112 and which report on FoxMeyer Corporation's consolidated financial statements dated June 28, 1996 (March 18, 1997 as to paragraph seven of Note Q), expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the principal assets of FoxMeyer Corporation and its Chapter 7 bankruptcy filing). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Shares offered hereby has been passed upon for McKesson by Ivan D. Meyerson, Vice President and General Counsel of McKesson. Mr. Meyerson owns shares of, and holds options to purchase, in the aggregate, less than 1% of McKesson's Common Stock.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   PROSPECTUS
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Special Note Regarding Forward-Looking Statements..........................   3
Risk Factors...............................................................   3
The Company................................................................   4
Use of Proceeds............................................................   7
Selling Stockholders.......................................................   7
Description of Capital Stock...............................................   8
Plan of Distribution.......................................................  11
Experts....................................................................  12
Legal Matters..............................................................  12

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
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                               2,791,738 SHARES

                             MCKESSON CORPORATION

                                 COMMON STOCK

                               ----------------
                                  PROSPECTUS
                               ----------------

                                   , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following expenses (other than the SEC filing fee) are estimated.

   SEC registration fee............................................. $56,311.05
   Printing and engraving expenses..................................     30,000
   Accountants' fees and expenses...................................     10,000
   Attorneys' fees and expenses.....................................     30,000
   Miscellaneous....................................................   8,688.95
                                                                     ----------
     Total..........................................................    135,000
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article VIII of the By-Laws of the Company, in accordance with the provisions of Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), provides that the Company shall indemnify any person in connection with any threatened, pending or completed legal proceeding (other than a legal proceeding by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such legal proceeding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding is by or in the right of the Company, the director or officer may be indemnified by the Company against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that he may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Company unless a court determines otherwise.

  Article VIII of McKesson's By-Laws allows the Company to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Company or such person who serves or served as director, officer, employee or agent of another corporation, partnership or other enterprise at the request of the Company.

  Article VI of McKesson's Certificate, in accordance with Section 102(b)(7) of the Delaware Corporation Law, provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  A. EXHIBITS

  The Exhibits listed in the following Exhibit Index are filed as part of the Registration Statement.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1    Form of Underwriting Agreement (an underwriting agreement relating to the Shares to be distributed will be filed as an exhibit to a Current
         Report on Form 8-K and incorporated herein by reference).
  4.1    Restated Certificate of Incorporation of the Company (Exhibit 3.1(1)).
  4.2    Restated By-Laws of the Company, as amended through May 30, 1997.
  4.3    Rights Agreement, dated as of September 14, 1994, by and between the
         Company and First Chicago Trust Company of New York, as Rights Agent
         (Exhibit 4.1(2)).
  5.1    Opinion of Ivan D. Meyerson, General Counsel of McKesson.*
 10.1    Registration Rights Agreement, dated as of January 28, 1997, among
         McKesson and the Selling Stockholders (Exhibit 99.2(3)).
 23.1    Independent Auditors' Consent.
 23.2    Consent of Ivan D. Meyerson (included in Exhibit 5.1).*
 24.1    Power of Attorney.*

--------

*  Previously filed.
(1) Incorporated by reference to designated exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, as amended by Amendment No. 1 on Form 10-K/A, filed on February 13, 1997.
(2) Incorporated by reference to designated exhibit to Amendment No. 3 to the Company's Registration Statement on Form 10 filed with the Commission on October 27, 1994, File No. 1-13252.
(3) Incorporated by reference to designated exhibit to the Company's Current Report on Form 8-K, filed on February 5, 1997.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned hereby undertakes as follows:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the lower high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA, ON THE 9TH DAY OF JUNE 1997.

                                          McKESSON CORPORATION

                                                  /s/ Richard H. Hawkins
                                          By: _________________________________
                                            NAME:RICHARD H. HAWKINS
                                            TITLE:VICE PRESIDENT AND CHIEF
                                            FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

              SIGNATURE                                   TITLE

                  *                                Chairman of the Board
-------------------------------------
          ALAN SEELENFREUND

         /s/ Mark A. Pulido                         President and Chief
-------------------------------------              Executive Officer and
             MARK A. PULIDO                         Director (principal
                                                     executive officer)

       /s/ Richard H. Hawkins                        Vice President and
-------------------------------------             Chief Financial Officer
           RICHARD H. HAWKINS                       (principal financial
                                                          officer)

        /s/ Heidi E. Yodowitz                      Controller (principal
-------------------------------------               accounting officer)
           HEIDI E. YODOWITZ

                  *                                       Director
-------------------------------------
         MARY G.F. BITTERMAN

                  *                                       Director
-------------------------------------
          TULLY M. FRIEDMAN

                  *                                       Director
-------------------------------------
          JOHN M. PIETRUSKI

                  *                                     Director
-------------------------------------
          CARL E. REICHARDT

                  *                                     Director
-------------------------------------
            JANE E. SHAW

                  *                                     Director
-------------------------------------
       ROBERT H. WATERMAN, JR.

*By:    /s/ Nancy A. Miller
  ----------------------------------
            Nancy A. Miller
            Attorney-in-fact